Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP	Brussels
Hong Kong
1285 Avenue of the Americas	London
New York, NY 10019-6064	Los Angeles
+1 212 373 3000	San Francisco
Tokyo
Toronto
Washington, D.C.
Wilmington

April 16, 2026

TeraWulf Inc.
9 Federal Street,

Easton, Maryland 21601

Ladies and Gentlemen:

We have acted as special counsel to TeraWulf Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333-295042) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of up to 54,510,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (including shares issuable by the Company upon exercise of the underwriter’s option to purchase additional shares of Common Stock), which are registered under the Registration Statement and which are being sold pursuant to an Underwriting Agreement dated April 14, 2026 (the “Underwriting Agreement”), by and among Morgan Stanley & Co. LLC, as representative of the several underwriters named on Schedule I thereto (the “Underwriters”), and the Company.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	2

TeraWulf Inc.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the preliminary prospectus supplement dated April 14, 2026 (the “Preliminary Prospectus”);

3.	the final prospectus supplement dated April 14, 2026 (the “Final Prospectus”); and

4.	the Underwriting Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company (the “Board”) and the pricing committee of the Board relating to the issuance of the Common Stock, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	3

TeraWulf Inc.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	4

TeraWulf Inc.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission filed on or about the date hereof for incorporation by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP